EXHIBIT 99.1

William A. Wise made the following prepared comments at the UBS Warburg energy conference in New York City on February 13, 2003.

I would like to take a few minutes to address our liquidity, since that is the single most important issue that is affecting the price of our bonds and common stock.

In my conversations with investors yesterday and today, it is clear that the Moody's press release on Tuesday, February 11, 2003, had a very negative impact on the pricing of our securities. In particular, the Moody's release contained a statement that was interpreted as meaning that that our debt to capitalization at December 31, 2002, as calculated under the terms of our bank agreements, was 73 percent, versus the 70 percent maximum rate in those agreements. This is not the case.

In our February 5, 2003 conference call, which had an accompanying set of charts that we filed as an 8K, we showed an estimated balance sheet for year-end 2002, and we also showed a $3.1 billion estimate of guarantees that are relevant. There are several important items that you need to know in order to make the debt to capitalization calculation under the credit agreements. First, in determining total capitalization under the credit agreements, debt and guarantees are added to common and preferred stockholders equity. Secondly, reductions in stockholders equity since June 2002, resulting from write downs of long-term assets and any accounting changes are added back to equity. Third, the minority equity interests are included in stockholder's equity, but are not treated as debt. When you calculate the ratio in this manner, the debt to capitalization at year end was roughly 61 percent.

I should add that we have not closed the books for 2002, but regardless, you can see that we are well within compliance of our credit agreements.

We have acknowledged that high natural gas prices and the posting of collateral associated with our natural gas production hedges have reduced our near-term liquidity. However, there are a number of ways that we can deal with this. First, our pipelines have significant borrowing capacity, and they have capital programs for 2003 that could be funded by a debt offering. In addition, we have roughly $650 million of collateral outstanding against our hedges, and we are working with various parties on ways to finance against our hedged volumes. Finally, we have the ability to reduce or shift the timing of capital expenditures, which we are working hard to do.

Our highest priority is to redo our bank and minority interest facilities. Currently we have $4 billion of unsecured bank facilities and $2 billion of minority interest financings that are overly secured. We believe that this situation paves the way for El Paso and its bank group to create a new secured bank facility. Both we and our banks are motivated to reach an agreement, and we believe we will be successful in bringing this about.

As we look beyond 2003, how does the company reduce leverage?

There are a number of factors that could assist us:

1. As discussed earlier, we have approximately $650 million of collateral posted for our production hedges.

2.  Over  time, the company expects to recover approximately
$1 billion of collateral from the liquidation of our trading book.

3. The $921 million total of non-recourse debt associated with PURPA contract restructurings currently on the company's balance sheet will be eliminated if we sell the subsidiaries that entered into the associated power contracts and issued the debt associated with the restructured contracts.

4. We expect to achieve additional cost savings and increase our equity through earnings.

5.  The $575 million of equity security units issued in June
2002  will result in the issuance of common equity in  2005.
These securities are currently included as debt on our balance sheet.

These steps could yield more than $3 billion of debt reduction beyond the $2.5 billion that we expect to achieve in 2003.


This document includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this filing, including, without limitation, the positive acceptance of the plan to exit the energy trading business by the credit rating agencies; the accounting and financial consequences of the plan to exit the energy trading business; the demand by third parties for cash collateral; the successful implementation of the 2003 business plan; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.